EXHIBIT 2.1


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                     STOCK PURCHASE AND REDEMPTION AGREEMENT


                                      among


                               RAYOVAC CORPORATION
                                   (Company),



                              CERTAIN AFFILIATES OF
                             THOMAS H. LEE COMPANY,
                                  (Purchasers)


                                       and



                              ALL THE SHAREHOLDERS
                                   OF COMPANY
                            (Redemption Shareholders)



                         Dated as of September 12, 1996




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                                TABLE OF CONTENTS


1.   PURCHASE, SALE AND REDEMPTION OF SHARES...............................  2
     1.1. Purchase and Sale of Investment Shares...........................  2
     1.2. Redemption by the Company........................................  2
     1.3. Closing..........................................................  3
     1.4. Determination of Purchase Price..................................  3

2.   REPRESENTATIONS AND WARRANTIES OF
     REDEMPTION SHAREHOLDERS...............................................  4
     2.1. Representations and Warranties by Redemption Shareholders........  4
     2.2. Representations and Warranties by the Company....................  6

3.   REPRESENTATIONS AND WARRANTIES OF PURCHASERS.......................... 23
     3.1. Organization and Good Standing................................... 23
     3.2. Power............................................................ 23
     3.3. Authorization.................................................... 23
     3.4. No Conflict...................................................... 23
     3.5. No Consent....................................................... 24
     3.6. Litigation....................................................... 24
     3.7. Brokers, Finders, etc............................................ 24
     3.8. Purchase for Investment.......................................... 24

4.   MUTUAL COVENANTS...................................................... 24
     4.1. Capitalization................................................... 24
     4.2. Transaction and Closing Fees..................................... 25
     4.3. RABBI Trusts..................................................... 25
     4.4. Records.......................................................... 25
     4.5. Further Actions.................................................. 25

5.   CLOSING............................................................... 26
     5.1. Deliveries by Redemption Shareholders............................ 26
     5.2. Deliveries by Purchasers......................................... 29
     5.3. Deliveries by Company............................................ 29



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6.   INDEMNIFICATION....................................................... 29
     6.1. By Redemption Shareholders....................................... 29
     6.2. By Purchasers.................................................... 30
     6.3. By Company....................................................... 30
     6.4. Indemnification of Third-Party Claims............................ 30
     6.5. Payment.......................................................... 32
     6.6. Limitations on Indemnification................................... 32
     6.7. Certain Tax Matters.............................................. 34
     6.8. Reporting Indemnity Payments..................................... 40

7.   MISCELLANEOUS......................................................... 41
     7.1. Expenses......................................................... 41
     7.2. Assignment; Successors........................................... 41
     7.3. Amendment and Modification....................................... 41
     7.4. Entire Agreement................................................. 41
     7.5. Severability..................................................... 41
     7.6. Notices.......................................................... 42
     7.7. No Third Party Beneficiaries..................................... 43
     7.8. Headings......................................................... 43
     7.9. Governing Law.................................................... 43
     7.10. Counterparts.................................................... 43
     7.11. Knowledge....................................................... 44
     7.12. Remedies........................................................ 44



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                                    SCHEDULES

Schedule 2.1(d)        No Conflict (Redemption Shareholders)
Schedule 2.2(c)        Qualification
Schedule 2.2(d)        Subsidiaries
Schedule 2.2(e)        Outstanding Rights
Schedule 2.2(f)        No Conflict, etc. (Company)
Schedule 2.2(h)        Insurance
Schedule 2.2(i)        Litigation
Schedule 2.2(k)        Taxes
Schedule 2.2(m)        Absence of Certain Changes
Schedule 2.2(n)(i)     Owned Real Property
Schedule 2.2(n)(ii)    Leased Real Property
Schedule 2.2(n)(iii)   Liens
Schedule 2.2(o)        Material Contracts
Schedule 2.2(p)        Employee Benefit Plans
Schedule 2.2(q)        Intellectual Property
Schedule 2.2(r)        Labor Relations
Schedule 2.2(s)        Undisclosed Liabilities
Schedule 2.2(u)        Environmental Matters
Schedule 2.2(v)        Product Liability
Schedule 2.2(w)        Triggering Events
Schedule 2.2(aa)       DISC Agreements
Schedule 5.1(d)        Required Consents

                                    EXHIBITS

Exhibit A              Purchasers
Exhibit B              Redemption Shareholders
Exhibit C              Shareholder Appointment of Agent and Power of
                       Attorney
Exhibit D              Form of New Shareholders Agreement
Exhibit E              Form of Foley & Lardner Opinion
Exhibit F              Form of Confidentiality, Non-Competition, No-
                       Solicitation and No-Hire Agreement
Exhibit G              Form of Non-Competition Agreement
Exhibit H              Form of Skadden, Arps, Slate, Meagher & Flom
                       Opinion
Exhibit I              Purchaser Appointment of Agent and Power of
                       Attorney
Exhibit J              Form of Accountant's Letter
Exhibit K              Form of Intellectual Property Opinion
Exhibit L              Form of Consulting Agreement



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



                     STOCK PURCHASE AND REDEMPTION AGREEMENT


     Stock Purchase and Redemption Agreement (this "Agreement") dated as of September 12, 1996, by and among Rayovac Corporation, a Wisconsin corporation (the "Company"), certain affiliates of Thomas H. Lee Company listed on Exhibit A (individually a "Purchaser" and together the "Purchasers") and the existing shareholders of the Company, all of whom are listed on Exhibit B (individually a "Redemption Shareholder" and together the "Redemption Shareholders").

                              W I T N E S S E T H :
                              ---------------------

     WHEREAS, the Company has 18,000,000 shares of capital stock, par value $.01 per share (the "Shares"), authorized for issuance (all of which are designated common stock), 9,902,000 shares of which are issued and outstanding (the "Outstanding Shares"); and

     WHEREAS, Redemption Shareholders own all of the Outstanding Shares; and

     WHEREAS, Purchasers wish to purchase certain Outstanding Shares, on the terms and conditions and for the consideration described in this Agreement; and

     WHEREAS, Redemption Shareholders wish to have a portion of their Outstanding Shares either redeemed by the Company or sold to certain Purchasers, on the terms and conditions and for the consideration described in this Agreement, such that the Redemption Shareholders would retain 20% of the common equity interest in the Company after the transactions described in this Agreement; and

     WHEREAS, Redemption Shareholders, other than the Thomas and Judith Pyle Charitable Remainder Trust created September 10, 1996, have designated Thomas F. Pyle, Jr. and Marvin G. Siegert (the "Redemption Shareholders' Agents") as their agents and attorneys-in-fact with the authority to act on their behalf, individually or collectively, in connection with the transactions contemplated hereby, pursuant to Shareholder Appointment of Agents and Power of Attorneys, a copy of which is attached hereto as Exhibit C (the "Powers of Attorney"); and

     WHEREAS, a Purchaser has designated Warren C. Smith, Jr. and Scott A. Schoen (the "Purchaser's Agent") as its agent and attorney-in-fact with the authority to act on its behalf, individually or collectively, in connection with the transactions contemplated hereby, pursuant to Purchaser Appointment of Agent and Power of Attorney, a copy of which is attached hereto as Exhibit I; and

     WHEREAS, immediately after the transactions contemplated by this Agreement, the Company is amending its Restated Articles of Incorporation to effect, among other things, a 5 for 1 stock split (the "Stock Split").

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

     1. PURCHASE, SALE AND REDEMPTION OF SHARES

          1.1. Purchase and Sale of Investment Shares. In reliance upon the representations, warranties and covenants contained herein, at the Closing (as hereinafter defined), the Redemption Shareholders will sell an aggregate of 9,089,581 Outstanding Shares ("Investment Shares") to Purchasers, and Purchasers will purchase the Investment Shares from the Redemption Shareholders, for an aggregate purchase price of Seventy-Two Million Dollars ($72,000,000) (the "Investment Price"). The number of Investment Shares being purchased by each Purchaser and who the Purchaser is buying the Investment Shares from is set forth opposite such Purchaser's name on Exhibit A.

          1.2. Redemption by the Company. In reliance upon the representations, warranties and covenants contained herein, the Company agrees to redeem from Redemption Shareholders, and Redemption Shareholders agree to deliver and sell 5,807,904 Outstanding Shares ("Redemption Shares"), for the per share purchase price described in Section 1.4 below (the "Purchase Price"), in an amount such that together with the sale of Investment Shares by the Redemption Shareholders to certain Purchasers, the Redemption Shareholders as a group will retain 20% of the outstanding Shares. The number of Redemption Shares being redeemed by the Company from each Redemption Shareholder and the number of Shares being sold to the Purchasers (and which Purchasers such Shares are being sold to) is set forth opposite such Redemption Shareholder's name on Exhibit B.



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



          1.3. Closing. The closing (the "Closing") of the transactions described herein shall take place immediately upon execution hereof at the office of Mayer, Brown & Platt, Chicago, Illinois, at 9:00 a.m., local time. For all accounting, tax and other purposes, the Closing shall be effective as of the close of business on the date hereof and is referred to herein as the "Closing Date". At the Closing, the following will simultaneously occur:

          (a) The Redemption Shareholders will deliver to Purchasers the Investment Shares duly endorsed in blank or accompanied by a stock power or other proper instrument of assignment duly executed in blank and having all requisite stock transfer stamps attached.

          (b) Purchasers will deliver or cause to be delivered the Investment Price to Redemption Shareholders' Agents through a wire transfer of immediately available funds to the account or accounts designated by Redemption Shareholders' Agents.

          (c) The Company will repay all of its outstanding long-term debt as of the Closing Date, which outstanding debt is described in Schedule
2.2(o)(vi)(b)-(f) (the "Long-Term Debt").

          (d) Redemption Shareholders will deliver to Company the Redemption Shares, duly endorsed in blank or accompanied by a stock power or other proper instrument of assignment duly executed in blank and having all requisite stock transfer stamps attached.

          (e) The Company will deliver its portion of the Purchase Price to Redemption Shareholders' Agents through a wire transfer of immediately available funds to the account or accounts designated by Redemption Shareholders' Agents.

          (f) The parties will deliver any other document or take any other action set forth in Article 5.

          1.4. Determination of Purchase Price. The Purchase Price shall equal $217,425,400. The per share Purchase Price is approximately $21.94.



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     2. REPRESENTATIONS AND WARRANTIES OF REDEMPTION SHAREHOLDERS

          2.1. Representations and Warranties by Redemption Shareholders. Redemption Shareholders make the following representations and warranties to Company and Purchasers:

          (a) Power. Each Redemption Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), to perform such Redemption Shareholder's obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. Pursuant to the Powers of Attorney, each of the Redemption Shareholders has designated Thomas F. Pyle, Jr. and Marvin G. Siegert as their agents and attorneys-in-fact with the authority to act on their behalf, individually or collectively, with respect to the matters referred to herein. The Powers of Attorney are sufficient to authorize the Redemption Shareholders' Agents to act on behalf of the Redemption Shareholders with respect to the execution, delivery and performance of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby.

          (b) Authorization, etc. The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated herein and therein have been duly authorized by each Redemption Shareholder. Upon execution by the parties hereto, this Agreement and the Ancillary Instruments to which such Redemption Shareholder is a party will constitute the legal, valid and binding obligations of such Redemption Shareholder enforceable against him/her in accordance with their respective terms, except to the extent enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, and
(iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of a party with respect to a liability where such indemnification is contrary to public policy.



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          (c) Title to Stock, etc. Each Redemption Shareholder is the record and beneficial owner of and has good, valid and marketable title to its Outstanding Shares, free and clear of any lien, pledge, security interest, encumbrance, title retention agreement, adverse claim, option or other encumbrance of any nature whatsoever ("Lien"), and upon the delivery of and payment for the Redemption Shares and Investment Shares being sold by Redemption Shareholders to Purchasers at the Closing as provided for in this Agreement, each Redemption Shareholder will transfer good, valid and marketable title thereto, free and clear of any Lien (other than a Lien created by the Purchasers). Exhibit B sets forth the names and record owners of all Outstanding Shares.

          (d) No Conflict. Except as set forth in Schedule 2.1(d), the execution and delivery of this Agreement by each Redemption Shareholder and the consummation of the transactions contemplated hereby do not and will not conflict in any material respect with (i) any note, bond, mortgage, indenture, license agreement, lease or other agreement, instrument or obligation to which such Redemption Shareholder is a party or to which any of such Redemption Shareholder's properties or assets may be bound or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Redemption Shareholder, except for conflicts, violations or defaults that would not reasonably be expected to impair in any material respect the performance by such Redemption Shareholder of such Redemption Shareholder's obligations hereunder.

          (e) No Consent. No Consent (hereinafter defined) is required to be obtained by the Redemption Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for Consents which, if not obtained, would not in the aggregate reasonably be expected to impair in any material respect the Redemption Shareholders' performance of their obligations hereunder.



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          2.2. Representations and Warranties by the Company.

          The Schedules to this Section 2.2 are arranged in subsections corresponding to the numbered and lettered subsections contained in this Section
2.2 and the disclosure in any subsection shall qualify only the corresponding subsection in this Section 2.2. The Company makes the following representations and warranties to Purchasers:

          (a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

          (b) Corporate Power and Authorization.

               (i) Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each Ancillary Instrument to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby.

               (ii) The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated herein and therein have been duly authorized by the Company. Upon execution by the parties hereto, this Agreement and the Ancillary Instruments to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except to the extent enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of a party with respect to a liability where such indemnification is contrary to public policy.


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          (c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 2.2(c).

          (d) Subsidiaries. Schedule 2.2(d) sets forth the name, jurisdiction of incorporation, capitalization, ownership and officers and directors of each corporation in which the Company has a direct or indirect equity interest ("Subsidiaries"). Each Subsidiary is in good standing in its jurisdiction of incorporation and is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Except as listed in Schedule 2.2(d), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. Except as listed on Schedule 2.2(d), all of the outstanding shares of capital stock of each Subsidiary are owned directly by the Company or a Subsidiary. All outstanding shares of capital stock of each Subsidiary are free and clear of any Liens and are validly issued, fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. There are no (a) securities convertible into or exchangeable for the capital stock or other securities of any Subsidiary, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Subsidiary or securities which are convertible into or exchangeable for capital stock or other securities of any Subsidiary or, (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. Each Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (iii) is in good standing and is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions listed opposite the name of such Subsidiary in Schedule 2.2(d), which are the only jurisdictions in which such Subsidiary is required to be so qualified or licensed. The term "Company" as used hereinafter


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means the Company and its Subsidiaries, except where the context or specific provision provide otherwise.

          (e) Capitalization of Company. The authorized capital stock of the Company (not including Subsidiaries) consists of $18,000,000 shares of capital stock, par value $.01 per share, all of which are designated common stock, of which 9,902,000 shares are issued and outstanding and owned beneficially and of record by Redemption Shareholders. The Outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof except to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. There are 100,000 Shares held in the Company's treasury. Except as set forth in Schedule 2.2(e), there are no outstanding options, warrants, conversion or other rights, and there are no agreements or commitments of any kind (other than this Agreement) obligating Redemption Shareholders, or the Company, as the case may be, contingently or otherwise, to issue or sell any shares, options, warrants or conversion or other rights. The Investment Shares have been duly authorized and reserved for issuance and, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law).

          (f) No Conflict, etc. Except as set forth in Schedule 2.2(f), the execution and delivery of this Agreement and the Ancillary Instruments to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict in any respect with, or result in any violation of or default (or give rise to any right of termination, cancellation or acceleration) under (i) any provision of the charter documents or by-laws of the Company, (ii) any note, bond, mortgage, indenture, lease or other agreement of the Company or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, except (in the case of clauses (ii) and (iii)) for conflicts, violations and defaults that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The term "Material Adverse Effect" shall mean any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, liabilities, results of operations, or financial condition of the Company and Subsidiaries, taken as a whole. No consent, approval, authorization, order, filing, registration or


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qualification with or to any person including, but not limited to, any governmental authority ("Consent") is required to be obtained by the Company in connection with the execution and delivery of this Agreement and the Ancillary Instruments to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby other than any Consent in respect of which the failure to obtain such Consent, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder.

          (g) Financial Statements. Redemption Shareholders' Agents have delivered to Purchasers complete and correct copies of the audited combined consolidated financial statements of the Company for the years ended June 30, 1994, 1995 and 1996 (collectively, the "Financial Statements" and for the year ended June 30, 1996, the "1996 Consolidated Financial Statements"), in each case, audited by Coopers & Lybrand L.L.P., independent certified public accountants, whose audit reports thereon are included therein consisting of combined consolidated balance sheets as of such respective dates and the related combined consolidated statements of income and retained earnings, and cash flows for each of the fiscal years then ended. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") throughout the periods involved, and present fairly, in all material respects, the consolidated financial position, consolidated results of operations and cash flows of the Company, as at and for the periods indicated.

          (h) Insurance. Schedule 2.2(h) contains a complete and correct list and summary description of all insurance policies maintained at present by or on behalf of the Company. The Company has made available to Purchasers complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of such policies, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company is a party; are valid, outstanding and enforceable policies. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which


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it has applied for any such insurance or with which it has carried insurance during the past two (2) years.

          (i) Litigation. Except as set forth in Schedule 2.2(i) or Schedule 2.2(u), there are no judicial or administrative actions, suits, proceedings, claims, arbitrations or investigations pending or, to the Knowledge (hereinafter defined) of the Company, threatened against the Company or any Redemption Shareholder (i) which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) which question the validity of this Agreement, or (iii) which seek to enjoin any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.


          (j) Compliance with Laws. Except as set forth in Section 2.2(u), (i) to the Knowledge of the Company, it is not in violation of or in default under any judgment, order, writ, injunction or decree of any court or administrative agency or any statute, law, ordinance, rule or regulation, and (ii) the Company has not received any written notice alleging any such violation or default.

          (k) Tax Matters.

               (i) The term "Tax" shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended ("Code")), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto). The term "Tax Return" shall mean any tax return, report, information, return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to Taxes.



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               (ii) Except as set forth on Schedule 2.2(k):

               (A) (1) all Tax Returns relating to the Company and the business or assets thereof that were required to be filed on or before the Closing Date have been duly and timely filed, (2) the Company has paid or made adequate provision for all Taxes that are due or claimed to be due by any taxing authority and (3) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

               (B) there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any material liability for Taxes of the Company asserted, raised or threatened by any taxing authority;

               (C) the Company has not (1) waived any statute of limitations or
          (2) agreed to any extension of the period for assessment or collection;

               (D) there are no liens for Taxes upon any assets of the Company except for statutory liens for current Taxes not yet due;

               (E) the statutes of limitations for all Tax Returns of the Company have expired for all federal, state, local and foreign Tax purposes, or Tax Returns of the Company have been examined by the appropriate taxing authorities for all periods;

               (F) no power of attorney has been executed by the Company with respect to any matter relating to Taxes that is currently in force;

               (G) the Company is not a party to any agreement, contract, or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payment" within the meaning of Section 280G of the Code; and

               (H) all Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company.

               (l) Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Redemption Shareholders or the Company in such manner as to give rise to any valid claim against Purchasers, Redemption Shareholders or the Company for any brokerage or finder's commission, fee or similar compensation, except for Merrill Lynch & Co.

               (m) Absence of Certain Changes. Except as set forth on Schedule 2.2(m) or as otherwise contemplated by this Agreement, since the 1996 Consolidated Financial Statements (i) there has been no change that has had or would reasonably be expected to have a Material Adverse Effect, except for any change resulting from general and publicly known economic, financial or market conditions, (ii) there has been no physical damage, destruction or loss that, after taking into account any insurance recoveries payable in respect thereof, has had or would reasonably be expected to have, a Material Adverse Effect,
(iii) there has been no sale, assignment or transfer of any material assets of the Company except in the ordinary course of business, (iv) except as required by GAAP, the Company has not changed any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes, and (v) the Company has not entered into any agreement to do any of the things described in this Section 2.2(m).

               (n) Title to Properties, etc. Schedule 2.2(n)(i) contains a complete and correct list of all real property currently owned by the Company, and Schedule 2.2(n)(ii) sets forth a complete and correct list of any lease pursuant to which the Company currently leases real property (collectively, the "Real Property"). The Company has:

               (i) good, valid and marketable title to all of its respective owned real property listed on Schedule 2.2(n)(i);

               (ii) valid leasehold interests in all real properties listed on
          Schedule 2.2(n)(ii); and



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               (iii) legal and beneficial ownership of its personal properties, including, without limitation, all those reflected in the combined consolidated balance sheet of the Company contained in the 1996 Consolidated Financial Statement ("Balance Sheet") or acquired after such date (except for inventories and other assets sold or otherwise disposed of in the ordinary course of business since the 1996 Consolidated Financial Statements), in each case free and clear of all Liens (and, in the case of Real Property, not subject to any rights of way, building use restrictions, reservations or encumbrances of any nature) other than (u) with respect to leasehold interests, all matters and encumbrances affecting landlord's fee interest in the real properties, which to the Knowledge of the Company are not in violation of the applicable lease; (v) Liens shown on the Balance Sheet as securing specified liabilities or obligations, and Liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, in either case with respect to which no default exists; (w) Liens for taxes and assessments not yet due and payable or which are being contested in good faith and by appropriate proceedings; (x) Liens that are set forth in
Schedule 2.2(n)(iii); (y) Liens and imperfections in title which individually or in the aggregate do not materially detract from the value, or impair in any significant manner the use, of the property subject thereto or the operations of the Company; and (z) statutory Liens incurred in the ordinary course of business, none of which is substantial in amount and which individually or in the aggregate do not materially detract from the value, or impair in any significant manner the use, of the property subject thereto or the operations of the Company. All leases with respect to the leasehold interests listed on
Schedule 2.2(n)(ii) are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by the Company thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company, except such defaults as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the business of the Company.

               (o) Material Contracts. Schedule 2.2(o) contains a list of:

               (i) all contracts and agreements with current officers, other employees, consultants, agents, contractors, advisors, sales representatives, distributors, or dealers of the Company other than
          (x) contracts which by their terms are cancelable by the Company with notice of not more than 60 days and (y) contracts which provide for payments based solely on products sold and require no minimum payments;

               (ii) all collective bargaining agreements with any labor union currently representing employees of the Company;

               (iii) all mortgages, indentures, pledges or security agreements, notes, loan agreements or guarantees of the obligations of third parties binding upon the Company or similar documents relating to borrowed money (including without limitation interest rate or currency swaps, hedges or straddles or similar transactions) to which the Company is a party or by which any of its assets are bound, restricted or encumbered in excess of $100,000;

               (iv) joint venture and limited partnership agreements of the Company;

               (v) distribution and marketing agreements of the Company involving in excess of $500,000 worth of product per year;

               (vi) license or other agreements of the Company providing in whole or in part for the use of any patents, trademarks, trade names, service marks, copyrights, inventions, trade secrets or other proprietary know-how or other intellectual property, whether the Company is the licensor or the licensee thereunder, and all settlements, consents or forbearance to sue agreements relating thereto; and

               (vii) any contract or agreement entered into involving an estimated total future payment or payments to or from the Company in excess of $500,000.

          The contracts set forth on Schedule 2.2(o) are collectively referred to as the "Material Contracts." The Company has made available to Buyer true and correct copies of all Material Contracts. To the Knowledge of the Company, neither the Company nor any other person is in default under any Material Contract, except for such defaults as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the business of the Company.

          (p) Compliance with ERISA.

               (i) Schedule 2.2(p)(i) contains a complete list of each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive, medical, health, life insurance, disability or other welfare or severance plan, agreement or arrangement sponsored or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate (individually a "Plan" and collectively, the "Plans"). All Plans comply with the applicable requirements of law, including but not limited to ERISA and the Code, except for failures to comply that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency," whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code and all contributions required to be made with respect thereto on or prior to the Closing Date have been timely made. Neither the Company nor any ERISA Affiliate has incurred any material liability pursuant to Title IV of ERISA with respect to any Plan and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring liability under such Title. Neither the Company nor any ERISA Affiliate, nor any Plan, trust created thereunder or trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any

          Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) or ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

               (ii) Except as provided on Schedule 2.2(p)(ii), no plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA. With respect to any ERISA Plan that is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA, covering employees of the Company or any ERISA Affiliate, (i) neither the Company nor any ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal,
          (iii) neither the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and (iv) the aggregate withdrawal liability of the Company and the ERISA Affiliates, computed as if a complete withdrawal by the Company and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not exceed $25,000. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. No amounts payable under the Plans or under any employment, severance or other agreements or arrangements maintained by the Company will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

               (iii) Except as provided on Schedule 2.2(p)(iii), no plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA). To the Knowledge of the Company, there are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such

          Plan, or otherwise involving any such Plan (other than routine claims for benefits).

               (iv) Schedule 2.2(p)(iv) sets forth the life insurance policies to be transferred to the Rabbi Trust (defined in Section 4.3) and remaining premiums to be paid under such policies by the Company.

               (q) Intellectual Property.

               (i) Schedule 2.2(q)(i) sets forth a list of all (A) registered and applied for trademarks, trade names, service marks and (B) registered and applied for copyrights, including registrations and applications to register or renew the registration of any of the foregoing, (C) patents and patent applications, and (D) inventions, trademarks, trade names, and service marks, trade secrets, copyrights (whether registered or unregistered), know-how and any other intellectual property ("Intellectual Property") owned by the Company and used in or material to the conduct of the Company's business as currently conducted (collectively, the "Owned Intellectual Property"). Owned Intellectual Property shall include, but Schedule 2.2(q) need not disclose, inventions, trade secrets and know-how and nonmaterial unregistered copyrights.

               (ii) Except as set forth on Schedule 2.2(q)(ii), (A) the Company is the sole and exclusive and record and beneficial owner of the Owned Intellectual Property, free and clear of all Liens, subject only to such third party rights as are set forth in the Material Contracts listed in Schedule 2.2(o), and, to the Knowledge of the Company, the Company's use of the Owned Intellectual Property does not infringe on the rights of any third party; (B) there is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened that challenges the rights of the Company with respect to any Owned Intellectual Property, other than infringements, claims, demands, or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (C) there are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of ownership, use, licensure or sale of any product embodying any Owned Intellectual Property or the conduct of the business as currently conducted except as set forth in the Material Contracts listed in Schedule 2.2(o); (D) the Company has not entered into and is not otherwise bound by any consent, forbearance to sue or settlement agreement which limits the Company's rights to use, sell or license any Owned Intellectual Property, except as set forth in the Material Contracts listed in schedule 2.2(o); (E) the patents, registrations and applications set forth on Schedule 2.2(q) are not subject to any pending or, to the Knowledge of the Company, threatened opposition, cancellation or similar proceeding before any court or registration authority; (F) to the Knowledge of the Company, no person has infringed, misappropriated or misused any of the Owned Intellectual Property and the Company has not asserted any claim of infringement, misappropriation or misuse against any person within the past three (3) years which remains unresolved; and
          (G) to the Knowledge of the Company, all issued patents and registrations set forth on Schedule 2.2(q) are valid and enforceable.

               (iii) Schedule 2.2(q)(iii) sets forth a list of all written licenses (x) material to the conduct of the Company's business as presently conducted, (y) pursuant to which the use by any person or entity of Owned Intellectual Property is permitted by the Company, or
          (z) pursuant to which the use by the Company of Intellectual Property is permitted by any person. All such licenses are in full force and effect. To the Knowledge of Company, the Company is not in default under any such license.

               (r) Labor Relations and Employment. Except to the extent set forth in Schedule 2.2(r), (i) there is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company; (ii) to the Knowledge of the Company, no union claims to represent the employees of the Company; (iii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company;
(iv) none of the employees of the Company is represented by any labor organization and to the Knowledge of the Company, there is not any current union organizing activities among the employees of the Company nor does any question concerning representation exist concerning such employees; (v) there is no unfair labor practice charge or complaint against the Company or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure which, if adversely determined, would have a Material Adverse Effect; (vii) no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices which, if adversely determined, would have a Material Adverse Effect; (viii) the Company has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company nor is such an investigation in progress; (ix) there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company which, if adversely determined or resolved would individually or in the aggregate, would have a Material Adverse Effect; and (x) no employee of the Company has suffered an "employment loss" (as defined in the Worker Adjustment and Restraining Notification Act) during the ninety (90) days prior to the date hereof.

          (s) Absence of Undisclosed Liabilities. Except (i) as disclosed in Schedule 2.2(s), (ii) as and to the extent disclosed or reserved against in the 1996 Consolidated Financial Statements, or (iii) liabilities incurred after the date of the 1996 Consolidated Financial Statements in the ordinary course of the Company's business consistent with past practice the Company does not have any liabilities or obligations of any nature which, individually or in the aggregate, have had and would not reasonably be expected to have a Material Adverse Effect.

          (t) Assets of the Company. The Company owns, or otherwise has legally enforceable rights to use, all of the properties and assets material to the conduct of the business of the Company as it is currently conducted.

          (u) Environmental Matters.

               (i) Except as set forth in Schedule 2.2(u), to the Knowledge of the Company, (A) the Company is in substantial compliance with all provisions of all statutes, laws, rules, regulations, ordinances, codes or orders of any recognized governmental authority that are applicable to the business of the Company or the Real Property owned or leased by the Company relating to pollution or the protection of human health or the environment, or to any generation, processing, storage, holding, abatement, existence, release, threatened release or transportation of any Hazardous Substances (hereinafter defined), as in effect on the date hereof ("Environmental Laws"), except for such violations and defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (B) there are no circumstances that may prevent or interfere with such continued compliance in the future and
          (C) the Company has not received any written notice or other communication that alleges that the Company is not in such compliance, except for allegations that have been finally resolved without any material obligation on the part of the Company;

               (ii) Schedule 2.2(u) sets forth all material Consents necessary for the conduct of the business of the Company as currently conducted pursuant to Environmental Laws (the "Environmental Permits"). The Company has duly obtained all such Environmental Permits, and all such Environmental Permits are in full force and effect. To the Knowledge of the Company, the Company is in substantial compliance with all Environmental Permits held by it, except for such failures to so possess or comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

               (iii) Except as set forth on Schedule 2.2(u), to the Knowledge of Company, the Company has not received any written notification pursuant to any Environmental Law that the Company, any operations of the business of the Company, or its Real Property, is or may be the subject of any proceeding, investigation, claim, lawsuit or order by any governmental authority or other Person as to whether (x) any remedial action is or may be needed to respond to a release or (y) the Company is or may be a "potentially responsible party" pursuant to any Environmental Law;

               (iv) Except as set forth on Schedule 2.2(u), to the Knowledge of the Company, the Company has not entered into any written agreement with, or been issued any order by, any governmental authority by which the Company has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a release or threatened release on or with respect to its Real Property or any other location; and

               (v) Except as set forth on Schedule 2.2(u), to the Knowledge of the Company there is not now and has not been at any time in the past a release in connection with the conduct of the business of the Company of Hazardous Substances (x) for which the Company may be responsible and (y) which would reasonably be expected to have a Material Adverse Effect. The term "Hazardous Substances" shall mean any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" or otherwise regulated thereunder.

          (v) Product Liability. Except as set forth in Schedule 2.2(v), there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Company, threatened against or involving the Company relating to any product alleged to have been manufactured or sold by the Company and alleged to have been defective or improperly designed or manufactured.

          (w) No Triggering Events. Except under the agreements set forth on
Schedule 2.2(o)(i)(a) and (c) and any split dollar insurance agreements listed on Schedule 2.2(w) with the Company's executives, the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute a triggering event (including a "first trigger") under any employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right, restricted stock, performance unit, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, flexible benefit, profit-sharing, pension, employee stock ownership or retirement plan, program, fund, trust, agreement or arrangement sponsored, maintained, contributed to, required to be contributed to or entered into by the Company (or any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA, and the rules and regulations promulgated thereunder) that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any director, officer, employee or former employee (or any dependent of a former employee) of the Company.

          (x) Relationship with ROV Ltd. The agreements listed on Schedule 2.2(o)(ix)(g)-(j) are the only agreements between the Company and ROV Ltd., true and complete copies of which have been delivered to Purchasers.

          (y) Consolidated Net Worth. The Consolidated Net Worth as of June 30, 1996 and as of the Closing Date is a minimum of $59,000,000. The term Consolidated Net Worth shall mean the consolidated net worth of the Company and its Subsidiaries on a GAAP basis and consistent with the Company's past practices, adding back, to the extent charged to income and not capitalized on or prior to the date hereof, the following amounts: (i) $2,253,980 representing any debt prepayment penalties for retiring the long-term debt (ii) $3,750,000 representing the fees and expenses for the purchase of bridge securities and not syndicating the senior bank debt; and (iii) $170,000 representing ordinary losses of the Company between June 30 and August 30, 1996 due to annual plant closing.

          (z) Plant and Equipment. The plants, structures and equipment of the Company are structurally sound with no known defects and are in good operating condition and repair (except for ordinary wear and tear, and except for assets which do not materially impair the business of the Company) and are adequate for the uses to which they are being put; and none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs. To the Knowledge of the Company, the Company has not received notification that it is in violation of any applicable building, zoning or similar ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

          (aa) Relationship with Rayovac International Corp. The agreements listed on Schedule 2.2(aa) are the only agreements between the Company and Rayovac International Corp., copies of which have been delivered to Purchasers.

         3. REPRESENTATIONS AND WARRANTIES OF PURCHASERS

          Purchasers represent and warrant to the Redemption Shareholders and Company as of the date hereof as follows:

          3.1. Organization and Good Standing. Such Purchaser purporting to be a partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          3.2. Power. Each Purchaser has full power, legal right and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments, to perform such Purchaser's obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby.

          3.3. Authorization. The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated herein and therein have been duly authorized by each Purchaser. Upon execution by the parties hereto, this Agreement and the Ancillary Instruments will constitute the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except to the extent enforceability may be limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally,
(b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding thereof or may be brought, and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of a party with respect to a liability where such indemnification is contrary to public policy.

          3.4. No Conflict. The execution and delivery of this Agreement by each Purchaser and the consummation of the transactions contemplated hereby do not and will not conflict in any respect with or result in any violation of or default under (a) any note, bond, mortgage, indenture, license agreement, lease or other agreement, instrument or obligation to which Purchaser is a party or
(c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Purchaser, except in the case of clauses (b) and (c) for conflicts, violations or defaults that would not materially impair Purchaser's ability to perform his/her/its obligations hereunder.

          3.5. No Consent. No Consent is required to be obtained by any Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for Consents which, if not obtained, would not impair any Purchaser's ability to perform his/her/its obligations hereunder.

          3.6. Litigation. There are no judicial or administrative actions, suits, proceedings or investigations pending, or to the knowledge of such Purchaser, threatened (a) which question the validity of this Agreement or (b) which prevent such Purchaser from consummating the transactions contemplated hereby.

          3.7. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Purchasers in such manner as to give rise to any valid claim against Purchasers, Redemption Shareholders or the Company for any brokerage or finder's commission, fee or similar compensation.

          3.8. Purchase for Investment. The Investments Shares purchased by Purchasers pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

          4. MUTUAL COVENANTS. Each of the Company, Purchasers and Redemption Shareholders covenants and agrees as follows:

          4.1. Capitalization. After giving effect to the transactions contemplated by this Agreement and the Stock Split, the authorized capital stock of the Company shall consist of 27,000,000 shares of Common Stock, par value $.01 per share, 20,510,480 shares of which shall be issued and outstanding. Exhibits A and B describe the record and beneficial owners of such shares. The parties acknowledge the cancellation prior to Closing by Richard Thornley and Arthur Homa of options to purchase 10,000 and 8,000 Shares, respectively, in consideration for the payment of a bonus to Mr. Thornley and the Company's agreement to grant an option for 40,000 shares of Common Stock to Mr. Homa (such number adjusted to reflect the Stock Split).

          4.2. Transaction and Closing Fees. The Company shall pay all transaction fees, including those set forth in Section 1.4. It shall also pay to the Thomas H. Lee Company ("THL") and its affiliates, pursuant to a Management Agreement between the Company and THL, a closing fee not to exceed $3.25 Million Dollars.

          4.3. RABBI Trusts. The Company has established a rabbi trust ("Rabbi Trust") pursuant to that certain Rayovac Corporation Irrevocable Trust Under Supplemental Retirement and Survivor Income Plan, dated September 12, 1996, as an unfunded plan maintained for the purpose of providing benefits to the participants in the Rayovac Corporation Supplemental Retirement and Survivor Income Plan (the "SRSIP"). Pursuant to the Rabbi Trust, the Company shall contribute to the Rabbi Trust the life insurance policies listed on Schedule 2.2(p)(iv) hereto ("Policies"). The Company shall, thereafter, pay the remaining premiums with respect to the Policies, also set forth on Schedule 2.2(p)(iv) hereto as they come due. The Company shall make no further contributions to the Rabbi Trust.

          4.4. Records. After the Closing, upon reasonable written notice, Purchasers and Company shall furnish or cause to be furnished to Redemption Shareholders' Agents and their representatives, employees, counsel and accountants access to, during normal business hours, such assistance and information, including all original agreements, documents, books, records and files relating to the business of the Company in the possession of Purchasers or Company, as the case may be (collectively, "Records"), as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment controlled by the Company or Redemption Shareholders; provided, however, that such access does not unreasonably disrupt the normal operations of Purchasers or the Company and provided further that Redemption Shareholders' Agents shall have entered into a reasonable confidentiality agreement with the Company concerning the Records made available to them.

          4.5. Further Actions. Each of the parties agrees to use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate and make effective the transactions contemplated hereby including, without limitation, obtaining all Consents from third parties required to be obtained by such party for the consummation of the transactions contemplated hereby, other than, in the case of Purchasers, any Consents, the failure of which to be obtained, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Purchasers to perform their obligations hereunder.

          5. CLOSING

          5.1. Deliveries by Redemption Shareholders. Redemption Shareholders are herewith delivering to Purchasers or the Company or otherwise causing the Company to take the actions indicated below.

          (a) Investment Shares. The issuance by the Company or delivery by Redemption Shareholders (and subsequent issuance by the Company) of certificates representing the Investment Shares to Purchasers as provided in Section 1.1 hereto.

          (b) Redemption Shares. All of the certificates for the Redemption Shares as provided in Section 1.2 hereto.

          (c) Resignation of Directors. The resignations of all directors and officers of the Company whose resignations have been requested by Purchasers not less than five (5) days prior to the Closing Date.

          (d) Consents. Originally executed instruments evidencing the consents required by Purchasers to consummate the transactions contemplated hereby and listed on Schedule 5.1(d).

          (e) Repayment of Indebtedness. All indebtedness and other amounts outstanding as of the Closing Date of the Company listed in Schedule 2.2(o)(vi)(b)-(f) or required to be so listed shall have been paid in full.

          (f) Old Shareholders Agreement. Copies of instruments terminating each Amended and Restated Shareholders Agreement between the Company, Pyle and each Redemption Shareholder.

          (g) New Shareholders Agreement. The Shareholders' Agreement by and between the Company, the Purchasers and each Redemption Shareholder who will be a shareholder of the Company immediately after the Closing, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto.

          (h) Opinions. The opinion of Foley & Lardner, dated the Closing Date and addressed to Purchasers, in substantially the form of Exhibit E attached hereto, along with the opinion of James A. Broderick, General Counsel of the Company, and addressed to Purchasers, in substantially the form of Exhibit K, relating to intellectual property matters.

          (i) Recapitalization Accounting. A letter of Coopers & Lybrand L.L.P., the Company's independent auditors, dated the Closing Date and addressed to Purchasers, stating that the transactions contemplated by this Agreement will qualify for recapitalization accounting.

          (j) Options. Appropriate instruments evidencing no outstanding options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible or exchangeable for capital stock or other securities of the Company.

          (k) Resolutions. Copies of the resolutions of the Company's Board of Directors, authorizing and approving the execution of, delivery and performance under this Agreement and Ancillary Instruments, the issuance of Investment Shares, redemption of Redemption Shares and the consummation of the transactions contemplated hereby and thereby, certified as true and correct by its Secretary or any Assistant Secretary.

          (l) Articles; Good Standing Certificate. A certificate from the State of Wisconsin certifying the valid organization and existence of the Company and Articles of Incorporation of Company certified by an appropriate government official as of a recent date.

          (m) By-Laws. Company's Bylaws, certified by the Secretary or any Assistant Secretary of Company as of the date hereof.

          (n) Consulting and Non-Competition Agreement. An executed Consulting Agreement in the form of Exhibit L and Confidentiality, Non-Competition, No-Solicitation, and No-Hire Agreement, each by and between Company and Thomas
F. Pyle, Jr., dated the Closing Date, in substantially the form of Exhibit F attached hereto and a Confidentiality, Non-Competition, No-Hire and No-Solicitation Agreement by and between the Company and Judith Pyle, dated the Closing Date in substantially the form of Exhibit F attached hereto.

          (o) Non-Competition Agreements. Executed Non-Competition Agreements by and between the Company and Marvin Siegert and Glynn Rossa, dated the Closing Date, in substantially the form of Exhibit G, attached hereto.

          (p) Certain Assets. Originally executed instruments evidencing the Company's sale, distribution or assignment of (i) that certain Aircraft Lease dated May 30, 1996 between Fleet National Bank and the Company; (ii) that certain sublease for airport facilities and land between Big Sky Partners and the Company dated March 19, 1993; (iii) membership at La Quinta Country Club;
(iv) the Company's rights to the luxury box at Camp Randall Stadium, floor seats at the Kohl Center, and Chicago Bulls season tickets; (v) condominium in the Dominican Republic; and (vi) the office furniture of Thomas and Judith Pyle, to certain executives of the Company or entities controlled by the Pyle Group.

          (q) FIRPTA Certificate. Each Redemption Shareholder shall have delivered to Purchasers a certificate, as contemplated under and meeting the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that such Redemption Shareholder is not a "foreign person" within the meaning of the Code and applicable Treasury Regulations.

          (r) Accountant's Letter. An accountant's letter of Coopers & Lybrand L.L.P., dated within five days of the Closing Date and addressed to Purchasers, in substantially the form of Exhibit J hereto.

          (s) Releases. Such documents, instruments or writings in the form satisfactory to Purchasers' counsel evidencing the release of the Company from any indemnity or other obligations with respect to any assets transferred pursuant to Section 5.1(p).

          (t) Officer's Certificates. An officer's certificate of the Chief Financial Officer of the Company certifying that the estimated Closing Date balance sheet of the Company, attached thereto, is true and correct in all material respects (such balance sheet indicating that the Company's Consolidated Net Worth is an amount in excess of $59,000,000) as well as an officer's certificate of the Chief Financial Officer of the Company with respect to the solvency of the Company.

          5.2. Deliveries by Purchasers. Purchasers are hereby delivering to Redemption Shareholders or the Company the following:

          (a) Investment Price. The Investment Price by wire transfer to the Company and Shareholders' Agent.

          (b) Opinion. The opinion of Skadden, Arps, Slate, Meagher & Flom, dated the Closing Date and addressed to Redemption Shareholders, in substantially the form of Exhibit H attached hereto.

          (c) New Shareholders Agreement. The executed Shareholders' Agreement between the Company, Redemption Shareholders who will be a shareholder of the Company immediately after the Closing and each Purchaser, dated the Closing Date, in substantially the form of Exhibit D attached hereto.

          5.3. Deliveries by Company. The Company is hereby delivering to Redemption Shareholders or Purchasers the following:

          (a) Investment Shares. To the Purchasers, stock certificates (in such denominations as described on Exhibit A) representing the Investment Shares. All stock certificates representing the Investment Shares delivered to Purchasers shall reflect the Stock Split and shall bear an appropriate legend as set forth in the Shareholders Agreement. In addition, the Company shall deliver to all Redemption Shareholders who will remain shareholders of the Company after the date hereof, new stock certificates which shall reflect the Stock Split and shall bear an appropriate legend as set forth in the Shareholders Agreement.

          (b) Purchase Price. The Purchase Price by wire transfer to the Redemption Shareholders' Agent in accordance with Section 1.2 hereof.


     6. INDEMNIFICATION

          6.1. By Redemption Shareholders. Subject to the terms and conditions of this Article 6, each Redemption Shareholder severally but not jointly hereby agrees to indemnify, defend and hold harmless each Purchaser and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by each Purchaser or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty (including the Schedules to this Agreement) of any

Redemption Shareholder or Company contained in or made pursuant to this Agreement or (b) the breach of any covenant or other agreement of any Redemption Shareholder contained in this Agreement. Regardless of the foregoing, however, breaches of representations and warranties contained in Section 2.1 hereof shall be subject only to several indemnification by the respective Redemption Shareholders who shall have made and breached such representations and warranties. As used in this Article 6, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid. In this Article 6, for purposes of determining the existence of the inaccuracy or breach of any representation or warranty of any Redemption Shareholder or the Company, any requirement in any representation or warranty that an event or fact be material, meet a certain minimum dollar threshold or have a Material Adverse Effect in order for such event or fact to constitute breach of a representation or warranty shall be disregarded.

          6.2. By Purchasers. Subject to the terms and conditions of this
Article 6, Purchasers, severally hereby agree to indemnify, defend and hold harmless each Redemption Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Purchaser contained in or made pursuant to this Agreement or (b) the breach of any covenant or other agreement of any Purchaser contained in this Agreement.

          6.3. By Company. Subject to the terms and conditions of this Article 6, Company hereby agrees to indemnify, defend and hold harmless each Redemption Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from the breach of any post-closing covenant or other agreement of the Company contained in this Agreement.

          6.4. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to

Claims relating to third parties shall be subject to the following terms and conditions:

               (a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party or parties from whom indemnification is sought (whether one or more, the "Indemnifying Party") prompt written notice of any such Claim providing reasonable specificity of the nature of the Claim, the parties involved and the facts giving rise to Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to employ one counsel of its choice to represent such Indemnified Party if it reasonably believes a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of a Claim or if the amount of such Claim, after taking into account other Claims, may exceed the maximum amount set forth in Section 6.5(c) and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party for representation with respect to such Claim. In any event, the Indemnified Party shall have the right to participate at its own expense in the defense of such Claim. In all matters concerning the Redemption Shareholders, the Redemption Shareholders' Agent shall give and receive notice and otherwise act in all respects on their behalf. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnifying Party may not settle a Claim without the written consent of the Indemnified Party unless such settlement provides solely for money damages or other money payments for which such Indemnified Party is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim and shall in other respects give reasonable cooperation in such defense. The Indemnifying Party shall make available to the Indemnified Party or its representatives, all records and other materials reasonably required by them and in the possession or under the control of the Indemnifying Party, for the use of the Indemnified Party and its representatives in defending any such Claim and shall in other respects give reasonable cooperation in such defense.

               (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

          6.5. Payment. The Indemnifying Party shall pay the Indemnified Party any amount due under this Article 6. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party for such Claim, to the extent not waived in settlement, against the third party who made such third party Claim.

          6.6. Limitations on Indemnification.

               (a) Time Limitation. No notice of a Claim for breach of a representation or warranty shall be made under this Article 6 after the lapse of the earlier of (i) the completion of the audit covering fiscal 1997, or (ii) September 30, 1997. Regardless of the foregoing, however, or any other provision of this Agreement:

                    (i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Redemption Shareholders pursuant to Section 2.1(c) and 2.2(e).

                    (ii) Except as provided below, any claim or action brought for breach of any representation or warranty made by Shareholders in Section 2.2(k) may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under applicable law.

               (b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Section 2.2(y), an Indemnified Party shall only be entitled to indemnification under this
          Article 6 for inaccuracy or breach of a representation or warranty if the amount for a particular inaccuracy or breach of a representation or warranty exceeds Fifty Thousand Dollars ($50,000), and then only if and to the extent that the aggregate amount of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 6 is in excess of Five Hundred Thousand Dollars ($500,000).

               (c) Maximum Liability. Shareholders' collective indemnification obligations to the Purchasers pursuant to this Article 6 (other than pursuant to Section 2.1(c)) shall not exceed in the aggregate Twenty Million Dollars ($20,000,000).

               (d) Tax and Benefits. The indemnification obligation of an Indemnifying Party shall be reduced by any insurance recovery received by the Indemnified Party for the Claim and by a tax benefit the satisfaction of the Claim provides the Indemnified Party at the maximum applicable rate whether or not the Indemnified Party is in a tax paying position.

               (e) Several Liability. Subject to the limitations in Section 6.6(c), the liability of an Indemnifying Party with respect to any individual Claim shall in no event exceed an amount equal to the product of the amount of such Claim and the percentage set forth opposite such Purchaser's name on Exhibit A under the heading "Percentage of Investment" or opposite such Redemption Shareholder's name on Exhibit B under the heading "Pre-Sale Ownership; %age of Total."

               6.7. Certain Tax Matters.

                    (a) Indemnification.

                         (i) Subject to Section 6.6(c), each Redemption
                    Shareholder severally hereby agrees to indemnify, defend and hold the Company, each Purchaser and its affiliates harmless from and against any and all Taxes with respect to the Company that are imposed upon such Indemnified Party, to the extent the aggregate amount of such Taxes exceeds $1.025 million, with respect to (1) any taxable period ending on or before June 30, 1996 (such Taxes are hereinafter referred to as "Pre-Closing Taxes" and such periods as "Pre-Closing Periods") and (2) one half of the aggregate amount of any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes that are required to be paid in connection with the transactions contemplated herein (collectively, "Transfer Taxes"), in each case, together with all reasonable legal fees, costs and expenses incurred by the Company, Purchasers or their affiliates, as the case may be, in connection therewith.

                         (ii) Purchasers severally hereby agree to indemnify,
                    defend and hold each Redemption Shareholder harmless from and against any and all Taxes (other than Transfer Taxes) with respect to the Company that are imposed upon such Redemption Shareholder with respect to (1) any taxable period beginning after June 30, 1996, and (2) one half of the aggregate amount of any Transfer Taxes, in each case, together with all reasonable legal fees, costs and expenses incurred by each Redemption Shareholder and its affiliates in connection therewith.

                         (iii) The indemnity provided for in this Section 6.6
                    shall be independent of any other indemnity provision in the Agreement and, anything in the Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the Taxes referred to herein (giving effect to any extensions or waivers thereto).

                    (b) Control of Contests.

                         (i) If a notice of deficiency, proposed adjustment,
                    adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced, or initiated to or against Company or Purchasers or any of their affiliates by any taxing authority (whether foreign or domestic) with respect to Taxes for which Company or Purchasers or their affiliates are entitled to indemnification under this Section 6.6, Purchasers shall promptly notify Redemption Shareholders' Agents in writing of the Tax Claim. If a Tax Claim shall be delivered, sent, commenced or initiated to or against any of the Redemption Shareholders by any taxing authority (whether foreign or domestic) with respect to Taxes for which one party to this Agreement is entitled to indemnification under this Section 6.6, such Redemption Shareholders shall promptly notify Purchasers in writing of such Tax Claim.

                         (ii) If Redemption Shareholders' Agents notify
                    Purchasers in writing within 20 days of receiving notice of a Tax Claim involving solely Pre-Closing Taxes (the "Control Notice"), Redemption Shareholders' Agents shall be entitled to control, at their sole cost and expense, the defense of any such Tax Claim, provided, however, that (1) Redemption Shareholders' Agents shall keep Purchasers informed about, and shall allow them to participate in (but not control), at their sole expense, the defense of any such

                    Tax Claim; (2) Redemption Shareholders' Agents shall not pay, discharge, settle, compromise, litigate or otherwise dispose (collectively, "dispose") of any such Tax Claim without obtaining the prior written consent of Purchasers, which shall not be unreasonably withheld or delayed; and (3) if Purchasers disagree with any proposed disposition of any such Tax Claim, Purchasers shall have the right, at their sole expense, to litigate such Tax Claim; provided, however, that Purchasers shall not settle such Tax Claim without the prior written consent of Redemption Shareholders' Agents, which shall not be unreasonably withheld or delayed; provided, further, that (A) Redemption Shareholders' indemnification obligation with respect to such Tax Claim shall be no greater than such obligation would have been had such Tax Claim been disposed of in the manner originally contemplated by Redemption Shareholders' Agents and (B) Purchasers severally shall indemnify, defend and hold harmless Redemption Shareholders from and against any liability for Taxes with respect to the Company that are imposed upon such Indemnified Party in excess of the liability for Taxes, if any, that otherwise would have resulted had such Tax Claim been disposed of in the manner originally contemplated by Redemption Shareholders' Agents.

                         (iii) If Redemption Shareholders' Agents do not provide
                    Purchasers with the Control Notice within the 20-day period prescribed in subparagraph (b)(ii) above, Purchasers shall control the defense of any Tax Claim involving solely Pre-Closing Taxes and (1) shall consult with Redemption Shareholders' Agents and keep Redemption Shareholders' Agents informed of all material developments and events relating to such Tax Claim and (2) shall not dispose of such Tax Claim without the written consent of Redemption Shareholders' Agents, which shall not be unreasonably withheld or delayed.

                         (iv) If the Company, Purchasers or Redemption
                    Shareholders receive notice of a Tax Claim involving an adjustment of any item in both a Pre-Closing Period and any taxable period beginning after June 30, 1996, Purchasers shall be entitled to control the defense of any such Tax Claim, provided however, that (1) Purchasers shall keep Redemption Shareholders' Agents informed about, and shall allow them to participate in (but not control) at their sole expense, the defense of any such Tax Claim; (2) Purchasers shall not dispose of any such Tax Claim without obtaining the prior written consent of the Redemption Shareholders' Agents, which consent shall not be unreasonably withheld or delayed; and (3) if Redemption Shareholders' Agents disagree with any proposed disposition of any such Tax Claim, Redemption Shareholders' Agents shall have the right, at their sole expense, to litigate such Tax Claim provided, however, that Redemption Shareholders' Agents shall not settle such Tax Claim without the prior written consent of Purchasers, which consent shall not be unreasonably withheld or delayed; provided, further, that (A) Purchaser's indemnification obligation with respect to such Tax Claim shall be no greater than such obligation would have been had such Tax Claim been disposed of in the manner originally contemplated by Purchasers and (B) each Redemption Shareholder severally shall indemnify, defend and hold harmless the Company, each Purchaser and its affiliates from and against any liability for Taxes with respect to the Company that are imposed upon such Indemnified Party in excess of the liability for Taxes, if any, that otherwise would have resulted had such Tax Claim been disposed of in the manner originally contemplated by Purchasers.

                         (v) Purchasers, in their sole discretion, shall be
                    entitled to control the defense and disposition of all other Tax Claims.

                         (vi) Indemnifying Party shall pay to the Indemnified
                    Party all indemnity amounts in respect of any Tax Claim within ten (10) business days after such Tax Claim is disposed of or a Final Determination has been made with respect thereto. "Final Determination" shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the particular relevant taxing authority.

                    (c) Preparation and Filing of Tax Returns; Payment of Taxes.

                         (i) On or prior to the Closing Date, (1) Redemption
                    Shareholders' Agents shall prepare or cause to be prepared and file or cause to be filed on a timely basis and in a manner consistent with past practice all Tax Returns of the Company for all Pre-Closing Periods, which Tax Returns are due (giving effect to any extensions thereto) on or before the Closing Date (excluding state and federal income Tax Returns for the taxable year ended June 30, 1996) and (2) Redemption Shareholders' Agents or the Company shall be responsible for and shall timely pay all Taxes shown to be due thereon prior to the Closing Date.

                         (ii) After the Closing Date, Purchasers shall prepare
                    or cause to be prepared and shall file or cause to be filed on a timely basis all other Tax Returns with respect to the Company and shall pay or cause to be paid the Taxes shown due thereon; provided, however, that Purchasers shall allow Redemption Shareholders' Agents to review any Tax Return for a Pre-Closing Period and shall not file any such Tax Return without first obtaining the prior written consent of Redemption Shareholders' Agents, which consent shall not be unreasonably withheld or delayed, provided, however, that if Redemption Shareholders' Agents do not consent to the filing of any such Tax Return, Purchasers shall be entitled to file such Tax Return, and any disputed items relating to such Tax Return shall be subject to the dispute resolution procedures set forth in subparagraph (f).

                         (iii) The party responsible for filing any Tax Return
                    with respect to Transfer Taxes shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis such Tax Return and shall pay or cause to be paid the Transfer Taxes shown due thereon. The filing party shall provide the other party with a schedule calculating in reasonable detail such other party's indemnification obligation pursuant to subsection (a) hereof, which amounts shall be paid to the filing party within five days of receiving such schedule.

                    (d) Termination of Tax Sharing Agreements. Redemption
               Shareholders hereby agree and covenant that any obligation under any tax sharing agreement or arrangement of the Company shall be terminated on or before the Closing Date, and no payments pursuant to any such tax sharing agreement or arrangement shall be made after such termination.

                    (e) Mutual Cooperation. Each of Purchasers and Redemption
               Shareholders' Agents shall provide the other, and, after the Closing Date, Purchasers shall cause the Company to provide Redemption Shareholders' Agents, with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for Taxes, or any Tax Claim, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

                    (f) Dispute Resolution. If Purchasers and Redemption
               Shareholders' Agents cannot agree as to the amount of any party's indemnification obligation under subsection (a) hereof or the interpretation of any provision of this Section 6.6, Purchasers and Redemption Shareholders' Agents shall choose an independent, "Big Six" accounting firm, acceptable to each of them (the "Selected Accounting Firm"), and the decision of the Selected Accounting Firm as to the amount of such party's indemnification obligation, if any, or the interpretation of any such provision shall be conclusive and binding. Any indemnification payment required under subsection (a) hereof by one party to the other shall be made within ten (10) days of the agreement by the parties or the decision by the Selected Accounting Firm, as the case may be, with interest at the applicable Base Rate as announced from time to time by Bank of America National Trust and Savings Association (the "Base Rate") from the date on which the disputed amount was required to be paid to the relevant taxing authority to the date of payment. The foregoing shall not limit or relieve each Redemption Shareholder's obligation to indemnify the Company, each Purchaser and its affiliates pursuant to subsection (a) hereof with respect to any Tax Claim.

                    (h) Miscellaneous.

                         (i) Any payment required by this Section 6.6 which is
                    not made on or before the date provided shall bear interest after such date at the Base Rate plus three (3) percent.

                         (ii) Any and all costs and expenses of the Selected
                    Accounting Firm shall be borne by Purchasers and Redemption Shareholders in proportion to the amount of each party's liability for the amount in dispute pursuant to subsection
                    (a) hereof.

          6.8. Reporting Indemnity Payments. Any payment made by the Redemption Shareholders to the Purchasers pursuant to this Section 6 shall be treated as if it reduced each of the Investment Price and the Purchase Price by the amount of the payment, and any payment made by the Purchasers to the Redemption Shareholders pursuant to this Section 6 shall be treated as if it increased each of the Purchase Price and the Investment Price by the amount of the payment. Each of Purchasers and Redemption Shareholders agree to report all such payments for all foreign, federal, state and local income tax purposes in a manner consistent with the treatment described above and to notify each other promptly in the event that any taxing authority proposes to disallow such treatment.

          7. MISCELLANEOUS

          7.1. Expenses. Except as otherwise provided in this Agreement, the Company and Redemption Shareholders on the one hand, and Purchasers on the other hand, will each bear its own expenses, costs and fees (including attorneys' and auditors' fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement.

          7.2. Assignment; Successors. This Agreement shall not be assigned by any party without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable, except by operation of law. In the case of such consent, this Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and assigns of the respective parties hereto.

          7.3. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, other than by an agreement in writing signed by the parties hereto (in the case of the Redemption Shareholders, by one of the Redemption Shareholders' Agents acting in such).

          7.4. Entire Agreement. This Agreement, including the Schedules and Exhibits to this Agreement (which are hereby incorporated by reference and made a part of this Agreement) sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties in respect of the subject matter hereof (including without limitation the letter of intent dated July 26, 1996), except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which are the parties expressly reaffirm.

          7.5. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

          7.6. Notices. Any notice or other communication required or permitted to be given hereunder or for the purposes hereof to any party shall be in writing and shall be sufficiently given if (a) delivered personally, (b) mailed certified or registered mail, postage prepaid, (c) transmitted by facsimile with "answer-back" confirmation (and confirmed by mail) or (d) sent by next-day or overnight mail or delivery to:

         (a)      Redemption Shareholders:       Pyle Group
                                                 3500 Corben Court
                                                 Madison, Wisconsin  53704

                              Attention:         Thomas F. Pyle, Jr.
                              Telephone:         (608) 241-5814
                              Facsimile:         (608) 241-2696

                              With a copy to:    Foley & Lardner
                                                 777 East Wisconsin Avenue
                                                 Milwaukee, WI 53202-5367

                              Attention:         Benjamin F. Garmer, III
                              Telephone:         (414) 297-5675
                              Facsimile:         (414) 297-4900

         (b)      Purchasers:                    Thomas H. Lee Company
                                                 75 State Street,
                                                 26th Floor
                                                 Boston, MA  02109

                              Attention:         Warren C. Smith, Jr.
                              Telephone:         (617) 227-1050
                              Facsimile:         (617) 227-3514

                              With a copy to:     Skadden, Arps, Slate,
                                                  Meagher & Flom
                                                  One Beacon Street
                                                  Boston, MA  02108

                              Attention:          Louis A. Goodman
                                                  Kent A. Coit
                              Telephone:          (617) 573-4800
                              Facsimile:          (617) 573-4822

or at such other address or to such other person's attention as the party to whom such notice is to be given shall have last notified to the party giving the same in the manner provided in this Section. Any notice so delivered to the party to whom it is addressed shall be deemed to have been given and received
(i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the seventh day after mailing thereof, (iii) if by facsimile, the day on which such facsimile was sent or (iv) if by next-day or overnight mail delivery, on the day delivered, provided that if any such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day.

          7.7. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

          7.8. Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

          7.9. Governing Law. This Agreement shall be governed by, construed and performed in accordance with the internal laws of the State of Wisconsin applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

          7.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

          7.11. Knowledge. With respect to any matter herein, the term "Knowledge" shall mean the actual knowledge after due inquiry of any of Thomas
F. Pyle, Jr., Marvin G. Siegert, Glynn M. Rossa, Roger F. Warren, Trygve Lonnebotn, Robert W. Zimmermann, Timothy Anderson and Kenneth V. Biller.

          7.12. Remedies. Each party shall be entitled to obtain specific performance of the obligations of another party hereunder and immediate injunctive relief, and in the event any action or proceeding is brought in equity to enforce this Agreement, no party will urge as a defense, that there is an adequate remedy of law. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    RAYOVAC CORPORATION


                                    By: /s/ Thomas F. Pyle, Jr.
                                        ------------------------------------
                                        Thomas F. Pyle, Jr.
                                        Chairman of the Board, President and
                                        Chief Executive Officer



                                    REDEMPTION SHAREHOLDERS:


                                    /s/ Thomas F. Pyle, Jr.
                                    -------------------------------------------
                                    Thomas F. Pyle, Jr., as agent and attorney-
                                    in-fact under Shareholder Appointment of
                                    Agents and Power of Attorneys dated
                                    March 1, 1996 executed by each of the
                                    Redemption Shareholders, and not in his
                                    individual capacity

                                         THE THOMAS AND JUDITH PYLE
                                         CHARITABLE REMAINDER TRUST
                                         CREATED SEPTEMBER 10, 1996


                                         /s/ Thomas F. Pyle, Jr.
                                         --------------------------------
                                         Thomas F. Pyle, Jr., Trustee


                                         /s/ Judith D. Pyle
                                         --------------------------------
                                         Judith D. Pyle, Trustee


                                         /s/ Glynn M. Rossa
                                         --------------------------------
                                         Glynn M. Rossa, Trustee


                                         /s/ Benjamin F. Garmer, III
                                         --------------------------------
                                         Benjamin F. Garmer, III, Trustee


                                         THOMAS H. LEE EQUITY FUND III,
                                         L.P.

                                         By:  THL EQUITY ADVISORS III
                                              LIMITED PARTNERSHIP,
                                              as General Partner

                                         By:  THL EQUITY TRUST III,
                                              as General Partner


                                         By:  /s/ W.C. Smith, Jr.
                                         ----------------------------
                                              Name: Warren C. Smith, Jr.
                                              Title:    Trustee

                                 THOMAS H. LEE FOREIGN FUND III, L.P.

                                 By:  THL EQUITY ADVISORS III
                                      LIMITED PARTNERSHIP,
                                      as General Partner

                                 By:  THL EQUITY TRUST III,
                                      as General Partner


                                 By:  /s/ W.C. Smith, Jr.
                                      --------------------------------
                                      Name: Warren C. Smith, Jr.
                                      Title:    Trustee




                                 /s/ David A. Jones
                                 --------------------------------
                                 David A. Jones

                                 THL-CCI LIMITED PARTNERSHIP


                                 /s/ Warren C. Smith, Jr.
                                 Warren C. Smith, Jr., as agent and attorney-
                                 in-fact under Purchaser Appointment of
                                 Agent and Power of Attorney dated
                                 September 3, 1996 executed by THL-CCI
                                 Limited Partnership, and not in his
                                 individual capacity

                                    EXHIBIT A


==============================================================================
                                    Number of Investment Shares Being Purchased
------------------------------------------------------------------------------
                                                 Percentage of    Adjusted For
             Name of Purchaser       At Closing   Investment       Stock Split*
-------------------------------------------------------------------------------
Thomas H. Lee Equity Fund III, L.P.  2,772,827       84.46%         13,864,135
-------------------------------------------------------------------------------
Thomas H. Lee Foreign Fund III, L.P.   171,790        5.24%            858,950
-------------------------------------------------------------------------------
THL-CCI Limited Partnership            291,481        8.90%          1,457,405
-------------------------------------------------------------------------------
David A. Jones                          45,579        1.39%            227,895
-------------------------------------------------------------------------------
Total                                3,281,677         100%         16,408,385
===============================================================================


-------------------

* A 5 for 1 stock split shall occur immediately after the Closing.

                                                 Exhibit B


======================================================================================================================
                                Pre-Sale                     Sold in Transaction            Post-         Adjusted For
                                Ownership                                                  Closing        Stock Split
----------------------------------------------------------------------------------------------------------------------
Shareholders               Shares    % of Total        # Shares   Purchaser of Shares      # Shares       # Shares
----------------------------------------------------------------------------------------------------------------------
                                                                                                          x5
----------------------------------------------------------------------------------------------------------------------
Roger F. Warren           175,000       1.77%             61,053       Fund                 113,947        569,735
----------------------------------------------------------------------------------------------------------------------
Marvin G. Siegert         175,000       1.77%            133,979       Fund                  41,021        205,105
----------------------------------------------------------------------------------------------------------------------
Trygve Lonnebotn          100,000       1.01%             17,958       Fund                  82,042        410,210
----------------------------------------------------------------------------------------------------------------------
James A. Broderick         50,000       0.50%              8,979       Fund                  41,021        205,105
----------------------------------------------------------------------------------------------------------------------
Gary E. Wilson             50,000       0.50%             27,211       Fund                  22,789        113,945
----------------------------------------------------------------------------------------------------------------------
Virgil L. Broering         50,000       0.50%             50,000       Fund                       0              0
----------------------------------------------------------------------------------------------------------------------
Robert W. Zimmermann       25,000       0.25%             15,884       Fund                   9,116         45,580
----------------------------------------------------------------------------------------------------------------------
Kenneth V. Biller          25,000       0.25%              6,768       Fund                  18,232         91,160
----------------------------------------------------------------------------------------------------------------------
Glynn M. Rossa            100,000       1.01%            100,000       Fund                       0              0
----------------------------------------------------------------------------------------------------------------------
Dale R. Tetzlaff           25,000       0.25%              4,490       Fund                  20,510        102,550
----------------------------------------------------------------------------------------------------------------------
Russell E. Lefevre         40,000       0.40%              5,816       Fund                  34,184        170,920
----------------------------------------------------------------------------------------------------------------------
Raymond L. Balfour         25,000       0.25%                  0       Fund                  25,000        125,000
----------------------------------------------------------------------------------------------------------------------
Arthur Homa                10,000**     0.02%              2,000       Fund                   8,000         40,000
----------------------------------------------------------------------------------------------------------------------
Thomas Pyle             7,071,845      71.42%          6,667,288    Company   5,807,904     404,557      2,022,785
                                                                    Fund        813,805
                                                                    Jones        45,579
                                                                              ---------
                                                                              6,667,288
----------------------------------------------------------------------------------------------------------------------
Benjamin F. Garmer, III    165,000      1.67%            165,000       Fund                       0              0
----------------------------------------------------------------------------------------------------------------------
Pyle Charitable Trust    1,823,155     18.40%          1,823,155       Fund                       0              0
----------------------------------------------------------------------------------------------------------------------
                         9,910,000    100.00%          9,089,581                            820,419      4,102,095
======================================================================================================================

Fund = Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P.
       and THL-CCI Limited Partnership

Company = Rayovac Corporation

Jones = David A. Jones

--------------------------------
 *  A 5 for 1 stock split shall occur immediately after the Closing.
**  Includes 2,000 shares and 8,000 shares of underlying options (pre-split).